Exhibit 16.1

March 29, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Valassis Employees' Retirement Savings Plan's Form 8-K dated March 29, 2006, and have the following comments:

  We agree with the statements made in paragraphs two and four.
  We have no basis on which to agree or disagree with the statements made in paragraphs one and three.

Yours truly,

/s/ Deloitte & Touche LLP

Detroit, Michigan